Exhibit 99.1

Contact:	Investor Relations
W. Douglass Harris William Lyon Homes (949) 833-3600

WILLIAM LYON HOMES ANNOUNCES

RESIGNATION OF DIRECTORS

NEWPORT BEACH, Calif.—August 5, 2005—William Lyon Homes announced today that General James Dalton, William McFarland, Michael Meyer and Randolph Westerfield have resigned from the Board of Directors of the Company. They said they did so because they disagreed with the statements by General William Lyon that the Special Committee which had been formed to consider his recent offer had restricted its investment banking firm from engaging in any meaningful dialogue and that they had concerns about the July 25, 2005 board meeting at which the Special Committee was disbanded. The resigning directors also said that the Special Committee had worked diligently to perform its responsibilities to the Company’s minority shareholders.

In commenting on the resignation, General Lyon said, “In expressing my concern that I was unable to precipitate a dialogue with the Special Committee relative to my recent offer, I did not mean to imply in any way that the members of the Special Committee did not act in good faith in what they believed was in the best interests of shareholders. General Dalton and Messrs. McFarland, Meyer and Westerfield have served the Company and its shareholders well for many years. I thank them for their service and wish them well.” General Lyon also said he expected the Board of Directors would appoint new independent directors in the not too distant future to serve until the next shareholders meeting.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at June 30, 2005 had 41 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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